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                                                                    EXHIBIT 99.2



                  PACIFICARE HEALTH SYSTEMS ANNOUNCES PRICING
                     OF CONVERTIBLE SUBORDINATED DEBENTURES


CYPRESS, Calif., November 19, 2002 -- PacifiCare Health Systems, Inc. (Nasdaq:
PHSY) today announced the pricing of a private placement of $125 million aggregate principal amount of 3% convertible subordinated debentures due 2032.

PacifiCare has granted an option exercisable by the initial purchasers of the debentures to purchase up to an additional $25 million aggregate principal amount of the debentures. PacifiCare expects the offering to close on November 22, 2002. The debentures, which will be convertible into shares of PacifiCare's common stock, will be due October 2032.

PacifiCare intends to use a portion of the estimated net proceeds of this offering to permanently repay indebtedness under its senior credit facility and the remainder for general corporate purposes.

This press release does not constitute an offer to sell nor the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The offering is being made within the United States only to qualified institutional buyers. The debentures being offered and the shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and applicable state securities laws.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, the closing of the offering of debentures is subject to certain limited closing conditions, and, were the closing not to occur because any of those conditions was not satisfied or for any other reason, PacifiCare would not receive proceeds from the offering or be able to use those proceeds for the purposes described above.


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